EXHIBIT 99.2

First Quarter 2021 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q1 2021 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
May 6, 2021
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events Calendar.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10154664 or at https://investors.ansys.com/events-and-presentations/events-calendar.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2021 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2021 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2020, rather than the actual exchange rates in effect for 2021. The constant currency growth rates are calculated by adjusting the 2021 reported results to exclude the 2021 currency fluctuation impacts and comparing them to the 2020 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our performance.

Q1 2021 Financial Results // 1

/ First Quarter Overview and COVID-19 Update

We reported first quarter consolidated GAAP revenue of $363.2 million, an increase of 19% and 16% in reported and constant currency, respectively, when compared to the first quarter of 2020. We reported GAAP diluted EPS of $0.82 in the first quarter compared to $0.53 for the first quarter of 2020. Our financial results included operating cash flows of $171.1 million for the first quarter, an increase of 16% when compared to the first quarter of 2020.

We reported first quarter consolidated non-GAAP revenue of $372.1 million, an increase of 20% and 17% in reported and constant currency, respectively, when compared to the first quarter of 2020. We reported non-GAAP diluted EPS of $1.12 in the first quarter compared to $0.83 for the first quarter of 2020.

We reported first quarter annual contract value (ACV) of $319.4 million, an increase of 6% and 3% in reported and constant currency, respectively, when compared to the first quarter of 2020.

Update on the Impact of COVID-19:

As we moved into 2021, we continuously worked to mitigate the effects of COVID-19 on our business. The health and safety of our employees and their families, our partners and our broad Ansys community around the world remain a high priority. The following provides an update on our operational, financial and liquidity impacts of the pandemic in the first quarter:

•Remote access remained the primary means of work for much of our workforce. As we prepare for a broader employee base to return to the office later in the year, we are developing new flexible work arrangements.

•We continued to hire during the first quarter using our remote on-boarding process; however, our hiring was slightly behind the level we planned and forecasted.

•Despite our remote work environment, we continued to maintain effective financial operations, systems and internal controls.

•Persisting with our digital marketing reach, in April we hosted our annual Simulation World digital event. Simulation World was one of the world's largest virtual events focused on engineering simulation and featured over 200 sessions and 300 speakers.

•Our direct and indirect sales and support teams used collaborative technology to access both Ansys’ data centers and the public cloud, and to meet virtually with customers to mitigate disruptions to our sales pipeline. The resilience of our business and our diverse customer base contributed to the delivery of revenue, operating margin and earnings that exceeded the high end of our financial guidance.

•We reported strong first quarter cash flows and believe we will have adequate liquidity to meet both the ongoing operational requirements and our debt interest payments over the next twelve months.

The Q2 and full year 2021 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•Fast Company announced that we were named to its prestigious annual list of the World's Most Innovative Companies for 2021. The list honors the businesses that have not only found a way to be resilient in the past year, but also turned those challenges into impact-making processes. Fast Company has also recognized our digital twin of the human heart as one of its 2021 world-changing ideas.

Q1 2021 Financial Results // 2

•ENGIE, one of the world's leading suppliers of energy efficiency services, is helping companies transition to carbon-free energy by employing our simulation solutions. With our physics-based digital twin technology, ENGIE Lab CRIGEN is developing an ultra-fast and high-fidelity platform to deliver 3D computational fluid dynamics results in real-time – reducing companies' costs, environmental impact and time to market.

•Van Oord is using Ansys Cloud and Ansys Mechanical to speed environmental sustainability while expediting new product designs for the offshore wind turbine industry. We are aiding Van Oord engineers in their development of cutting-edge wind turbine foundations, helping them increase product quality and deliver new innovations to market faster than before.

•We received the Customers' Choice Award for a technical paper presented at TSMC 2020 North America Open Innovation Platform® Ecosystem Forum. Within the paper, we provided a roadmap for adding new technology to the Ansys® Totem™ RF design solution to address challenges in next-generation communication technologies beyond 5G, enabling customer success. The paper won the award based on the popular vote by conference attendees.

•Total headcount on March 31, 2021 was approximately 4,800 employees.

DEFERRED REVENUE AND BACKLOG

(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Current Deferred Revenue	$366,596	$372,061	$352,964
Current Backlog	240,904	234,719	211,842
Total Current Deferred Revenue and Backlog	607,500	606,780	564,806

Long-Term Deferred Revenue	14,133	16,749	12,787
Long-Term Backlog	314,868	343,598	257,433
Total Long-Term Deferred Revenue and Backlog	329,001	360,347	270,220

Total Deferred Revenue and Backlog	$936,501	$967,127	$835,026
The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, we typically record acquired deferred revenue at an amount that is lower than the historical carrying value. This results in expected reductions in reported revenue of $5.3 million and $19.3 million for the quarter ending June 30, 2021 and the year ending December 31, 2021, respectively.

ACV

(in thousands, except percentages)	Q1 2021	Q1 2020	% Change	% Change in Constant Currency
ACV	$319,382	$301,050	6.1%	3.0%
Recurring ACV as a percentage of ACV	77.6%	82.2%

Recurring ACV includes both lease licenses and maintenance contracts. The reduction as a percentage of total ACV in Q1 2021 as compared to Q1 2020 was driven by an increase in perpetual licensing, primarily within our Asia-Pacific markets.

Q1 2021 Financial Results // 3

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q1 2021	% of Total	Q1 2020	% of Total	% Change	% Change in Constant Currency
Lease	$65,077	17.9%	$44,874	14.7%	45.0%	42.6%
Perpetual	67,527	18.6%	42,956	14.1%	57.2%	52.8%
Maintenance	213,674	58.8%	200,488	65.7%	6.6%	3.3%
Service	16,948	4.7%	16,667	5.5%	1.7%	(1.1)%
Total	$363,226		$304,985		19.1%	15.8%

Non-GAAP

(in thousands, except percentages)	Q1 2021	% of Total	Q1 2020	% of Total	% Change	% Change in Constant Currency
Lease	$66,242	17.8%	$44,932	14.5%	47.4%	45.0%
Perpetual	67,527	18.1%	42,992	13.9%	57.1%	52.7%
Maintenance	221,430	59.5%	204,302	66.1%	8.4%	5.2%
Service	16,950	4.6%	16,671	5.4%	1.7%	(1.1)%
Total	$372,149		$308,897		20.5%	17.3%

The difference between the GAAP and non-GAAP revenue values presented above is a result of the application of the fair value provisions applicable to the accounting for business combinations.

We continue to experience increased interest by some of our larger customers in enterprise agreements that often include longer-term, time-based licenses involving a larger number of our software products. While these arrangements typically involve a higher overall transaction price, the upfront recognition of license revenue related to these larger, multi-year transactions can result in significantly higher lease license revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference resulted in a shift from perpetual licenses to time-based licenses across a broader spectrum of our customers, with the exception of our Asia-Pacific region which experienced a disproportionate increase in perpetual licensing for the first quarter of 2021.

The value and duration of multi-year lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts and changes in the mix of license types sold from quarter to quarter. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

Q1 2021 Financial Results // 4

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q1 2021	% of Total	Q1 2020	% of Total	% Change	% Change in Constant Currency
Americas	$159,514	43.9%	$131,500	43.1%	21.3%	21.1%

Germany	31,346	8.6%	30,097	9.9%	4.1%	(3.7)%
Other EMEA	71,929	19.8%	59,310	19.4%	21.3%	13.4%
EMEA	103,275	28.4%	89,407	29.3%	15.5%	7.6%

Japan	42,015	11.6%	37,359	12.2%	12.5%	10.4%
Other Asia-Pacific	58,422	16.1%	46,719	15.3%	25.0%	21.1%
Asia-Pacific	100,437	27.7%	84,078	27.6%	19.5%	16.3%

Total	$363,226		$304,985		19.1%	15.8%

Non-GAAP

(in thousands, except percentages)	Q1 2021	% of Total	Q1 2020	% of Total	% Change	% Change in Constant Currency
Americas	$167,211	44.9%	$133,124	43.1%	25.6%	25.4%

Germany	31,436	8.4%	30,328	9.8%	3.7%	(4.1)%
Other EMEA	72,311	19.4%	59,766	19.3%	21.0%	13.1%
EMEA	103,747	27.9%	90,094	29.2%	15.2%	7.3%

Japan	42,398	11.4%	38,289	12.4%	10.7%	8.7%
Other Asia-Pacific	58,793	15.8%	47,390	15.3%	24.1%	20.1%
Asia-Pacific	101,191	27.2%	85,679	27.7%	18.1%	15.0%

Total	$372,149		$308,897		20.5%	17.3%

Regional and Industry Commentary
As explained under Revenue by License Type, the mix of perpetual license sales as well as the value and duration of multi-year lease contracts executed during the period significantly impact revenue recognition. As a result, regional revenues may fluctuate significantly on a quarterly basis and are not necessarily indicative of customer usage changes or our cash flows for such regions during the periods presented.
During the first quarter, high-tech and semiconductor, aerospace and defense, and automotive continue to be our leading industries. This reflects the sustained R&D investments companies in these industries are making in critical technology initiatives such as 5G and cloud computing infrastructure, advanced defense systems, electrification and autonomy. These customers look to our solutions to enable them to deliver their innovative products to market faster and with lower costs and risks.

Q1 2021 Financial Results // 5

5G has significant implications in relation to the amount of data that is generated and stored and how effectively it can be processed. In the high-tech and semiconductor industry, particularly in North America and Asia-Pacific, we saw several examples of multi-year, multi-million dollar investments, and in EMEA we saw a seven-figure total contract value deal focused on improving chip designs for cloud computing applications. Our technology is well positioned to grow with this opportunity because simulation accelerates product design cycles for highly complex systems. It helps customers address the pressure to meet deadlines and address supply shortages.

As the transportation and mobility revolution continues, we saw success in the quarter across the automotive ecosystem. An emerging electric vehicle company continued to invest in our solutions to accelerate their electric vehicle development, particularly in the areas of reliability and functional safety, and in enhancing the driver and passenger experience through interior and exterior lighting analysis. This reinforces the need for a complete multiphysics simulation portfolio to satisfy the demands of the industry. In Q1, we also drove substantial multi-million dollar new business with a traditional North American OEM as they invest to dramatically shorten their electric vehicle development time. Asia-Pacific showed growth in automotive from deals with multiple OEMs in Japan.

Our performance in the aerospace and defense industry benefited from the closing of million-dollar deals in North America and EMEA, along with smaller but significant sales to emerging Asia-Pacific commercial aerospace companies and national space organizations. Electrification also continues to grow in importance in the aviation industry, as evidenced by the closing of a transaction for our solutions for electric motor design to an electric aircraft propulsion manufacturer.

More broadly in the quarter, we saw wide-ranging growth across industry and geography in our small- and medium-sized customer set. These customers have been slowest to return to normal patterns of spend, and we are increasingly optimistic about the patterns we saw in Q1.

Our business in healthcare continued to grow, with six-figure sales in both the medical device and pharmaceutical segments. We also announced a collaboration with Optimo Medical AG in February which further demonstrates the progress we and the industry are making toward in silico medicine. Incorporating high-fidelity structural simulations with cutting-edge digital twin technology into next-generation surgery preparation helps ophthalmologists optimize surgery prep for faster and more effective treatment of astigmatism.

In the industrial equipment industry, we saw a leading pump manufacturer continue to grow its investment in our digital twin solutions as they themselves seek to grow their own revenue streams based on a predictive maintenance offering to their customers.

Net zero carbon and sustainability initiatives, as well as more stringent government policies, present us with further growth opportunities across industries. As an example, in the quarter we sold our Granta materials intelligence solution to a new sustainability group at a leading global North American high-tech company who uses our solutions to assess their products for recyclability and environmental impact.

Q1 2021 Financial Results // 6

REVENUE BY CHANNEL

GAAP

	Q1 2021	Q1 2020
Direct revenue, as a percentage of total revenue	71.8%	73.6%
Indirect revenue, as a percentage of total revenue	28.2%	26.4%

Non-GAAP

	Q1 2021	Q1 2020
Direct revenue, as a percentage of total revenue	72.2%	73.4%
Indirect revenue, as a percentage of total revenue	27.8%	26.6%

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q1 2021	Q1 2020
Gross margin	82.9%	83.6%
Operating margin	13.8%	11.2%
Effective tax rate	(52.0)%	(38.2)%

Non-GAAP

	Q1 2021	Q1 2020
Gross margin	88.5%	88.0%
Operating margin	33.5%	29.3%
Effective tax rate	19.0%	19.5%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $987.9 million as of March 31, 2021, of which 67% was held domestically.

•Deferred revenue and backlog was $936.5 million at March 31, 2021, an increase of 12% over March 31, 2020.

•Operating cash flows were $171.1 million for the first quarter of 2021 as compared to $147.4 million for the first quarter of 2020.

•Capital expenditures totaled $5.0 million for the first quarter of 2021. We are currently planning capital expenditures in the range of $30.0 - $40.0 million for FY 2021.

Q1 2021 Financial Results // 7

SHARE COUNT AND SHARE REPURCHASES

We had 88.0 million fully diluted weighted average shares outstanding in Q1 2021. There were no share repurchases during the first quarter of 2021. As of March 31, 2021, we had 2.8 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q1 2021	Q1 2020
Cost of sales:
Maintenance and service	$3,562	$2,866
Operating expenses:
Selling, general and administrative	17,223	15,144
Research and development	14,334	12,931
Stock-based compensation expense before taxes	35,119	30,941
Related income tax benefits	(42,625)	(25,906)
Stock-based compensation expense, net of taxes	$(7,506)	$5,035
Net impact on earnings per share:
Diluted earnings per share	$0.09	$(0.06)

CURRENCY

The first quarter 2021 revenue and operating income, as compared to the first quarter 2020, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The net favorable impacts on GAAP and non-GAAP revenue and operating income as a result of the weakened U.S. Dollar when measured against our primary foreign currencies are reflected in the table below.

GAAP

(in thousands)	Q1 2021
Revenue	$9,912
Operating income	$2,046

Non-GAAP

(in thousands)	Q1 2021
Revenue	$9,948
Operating income	$2,473

The net unfavorable foreign exchange impact on deferred revenue and backlog was $14.0 million for the first quarter 2021.

Q1 2021 Financial Results // 8

/ Outlook

Commentary on COVID-19 Pandemic and China Trade Restrictions:
The economic impacts of the COVID-19 pandemic have disrupted the business of our customers and partners, and are expected to affect our future business and consolidated results of operations. The guidance provided below is subject to significant uncertainty and dependent upon the duration and severity of the prolonged pandemic, the geographic markets affected, the actions taken by governmental authorities including those to curb the spread of the virus, and the widespread availability and reliability of vaccines, among other factors. Continued spreading of the virus or economic deterioration caused by the direct and indirect impacts of the virus could have a material adverse impact on our business, employees, liquidity, financial condition, results of operations and cash flows, as well as on our ability to achieve our financial guidance.
Starting in 2019 and continuing through today, trade discussions between the U.S. and China led to certain entities being placed on a restricted entity list. These restrictions limited our ability to deliver products and services to these customers. The guidance provided below assumes that the existing trade restrictions related to these entities will remain throughout 2021. Additional restrictions or a further deterioration in the trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
Q2 2021 and Full Year 2021 Guidance
Our second quarter and full year financial guidance estimates are provided below. Because of the very significant market and economic uncertainty associated with the COVID-19 pandemic, these ranges are wider than those that we have historically provided. They are also based on significant assumptions that may or may not be realized as we progress through 2021.
Those assumptions, and certain related management actions, include the following, among others:
•Businesses have not fully resumed operations to pre-pandemic levels and many employees continue to work from home globally as COVID-19 cases persist. We expect a recovery in the business environment during the second half of the year as vaccine distribution becomes more widespread and a larger percentage of the population is inoculated. Additional waves or mutated variants of COVID-19 could result in renewed shutdowns that stop or regress economic recovery.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year lease contracts has a significant impact on our operating results. Our 2021 guidance reflects that we will be able to continue to expand our ability to drive more multi-year lease deals across a broader set of customers and reflects the mix of license types for the remaining year that we see in our current pipeline.

•As has been the case in prior years, the dollar value of ACV will continue to be highly skewed toward the second half of the year. ACV growth rates are likely to be more variable across quarters and are significantly affected by the performance comparisons to 2020, in which Q1 and Q4 were relatively stronger quarters, driven in Q1 by the pre-COVID-19 economic environment and in Q4 by the year end accelerated spending we saw after vaccines were announced. As a result, in 2021 we expect the quarterly ACV growth rates in the second and third quarters to be higher than those in the first and the fourth quarters.

•Consistent with the first quarter, we expect to see improved business conditions within the small- and medium-sized segments.
•Our blended renewal rates have historically been approximately 90%, with the renewal rates on maintenance agreements being even higher. Our renewal rates have remained high, with only a slight reduction as compared to our historical experience, and our assumptions are that they will continue to remain so for the majority of our business.
•While we successfully held Simulation World in April, a number of our demand generation events and those of our channel partners have been cancelled due to social distancing requirements. We continue to adjust to a stronger digital focus for demand generation. However, we expect the
Q1 2021 Financial Results // 9

absence of certain demand generation activities to have an adverse impact on our 2021 results, particularly for certain channel partners.
•Government stimulus programs continue to evolve as the United States has had a change in political leadership and the global economy continues its recovery. Our guidance continues to assume that such stimulus is not targeted to a single segment of our customer base, but is more broad and supportive in helping countries to avoid prolonged recessions. However, the timing of government stimulus loans and other stimulus activities could adversely impact our customers' ability to remit timely payment or commit to purchase orders.
•We continue to adjust our spending to reflect our expectations for the pace at which economic recovery will occur, while balancing the need to invest for long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, in particular CRM and HRIS, as those projects are critical to our ability to operate efficiently and scale the business for future growth.
We are currently forecasting the following:

Q2 2021 OUTLOOK

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$409.7 - $439.7	$415.0 - $445.0
Operating margin	18.4% - 24.3%	34.5% - 38.0%
Effective tax rate	17.0% - 19.0%	19.0%
Diluted earnings per share	$0.82 - $1.10	$1.43 - $1.67

FY 2021 OUTLOOK

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,790.7 - $1,855.7	$1,810.0 - $1,875.0
Operating margin	25.4% - 27.8%	40.0% - 41.0%
Effective tax rate	11.0% - 13.0%	19.0%
Diluted earnings per share	$4.62 - $5.16	$6.69 - $7.10

We are currently expecting approximately 88.1 million and 88.3 million fully diluted shares outstanding for Q2 2021 and FY 2021, respectively.
The FY 2021 revenue and ACV guidance assumes an incremental headwind of approximately $14 million from currency relative to our guidance initiated in February. This currency headwind has an impact of approximately $0.06 per share on FY 2021 earnings per share guidance and an approximately $5 million impact on FY 2021 operating cash flow guidance.
The Q2 and FY 2021 earnings per share guidance includes a gain of approximately $15.1 million, or $0.14 per share, related to a change in the value of an equity investment. This gain will not affect the Company’s revenue, operating income or cash flows.
In addition, we are currently forecasting the following for FY 2021:

(in millions)	Other Financial Metrics
ACV	$1,760.0 - $1,825.0
Operating cash flows	$480.0 - $520.0
Q1 2021 Financial Results // 10

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q2 2021	1.19 - 1.22	107 - 110
FY 2021	1.19 - 1.22	106 - 109

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

/ Glossary of Terms

Annual Contract Value (ACV): ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•the value of perpetual license contracts with start dates during the period, plus
•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2021 - December 31, 2023 would contribute $100,000 to ACV in each of fiscal years 2021, 2022 and 2023.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2021 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows: fiscal year 2021: $240,000 ($200,000 + $40,000); fiscal years 2022 and 2023: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up front.
Q1 2021 Financial Results // 11

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Many of these risks, uncertainties, and factors are currently amplified by, and may continue to be amplified by, the COVID-19 pandemic.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•current and potential future impacts of the COVID-19 pandemic on the global economy and our business and condensed consolidated financial statements; adverse changes in global economic and/or political conditions; and political, economic, regulatory and public health and safety risks and uncertainties in the countries and regions in which we operate;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; and delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers;

•impacts from tariffs, trade sanctions, export license requirements or other trade barriers; disruptions in the global economy and financial markets that may limit or delay availability of credit under existing or new credit facilities, or that may limit our ability to obtain credit or financing on acceptable terms or at all; and the effect of changes in currency exchange rates or interest rates;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business
Q1 2021 Financial Results // 12

benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•our ability to recruit and retain key personnel including any delays in recruitment caused by restrictions on travel and in person interactions; and the absence of key personnel or teams due to illness or recuperation;

•increased volatility in our revenue due to the timing, duration and value of multi-year lease contracts; our reliance on high renewal rates for annual lease and maintenance contracts; the volatility of our stock price; the potential variations in our sales forecasts compared to actual sales; and the uncertainty of estimates associated with the acquisition accounting treatment of deferred revenue;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

Q1 2021 Financial Results // 13

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	March 31, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$363,226	$301,123	82.9%	$50,022	13.8%	$72,398	$0.82
Acquisition accounting for deferred revenue	8,923	8,923	0.4%	8,923	2.0%	8,923	0.10
Stock-based compensation expense	—	3,562	1.0%	35,119	9.5%	35,119	0.41
Excess payroll taxes related to stock-based awards	—	865	0.2%	9,135	2.5%	9,135	0.10
Amortization of intangible assets from acquisitions	—	14,949	4.0%	19,356	5.2%	19,356	0.22
Transaction expenses related to business combinations	—	—	—%	1,970	0.5%	1,970	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(47,979)	(0.55)
Total non-GAAP	$372,149	$329,422	88.5%	$124,525	33.5%	$98,922	$1.12
1 Diluted weighted average shares were 87,986.

	Three Months Ended
	March 31, 2020
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$304,985	$254,869	83.6%	$34,073	11.2%	$46,064	$0.53
Acquisition accounting for deferred revenue	3,912	3,912	0.2%	3,912	1.1%	3,912	0.04
Stock-based compensation expense	—	2,866	0.9%	30,941	10.0%	30,941	0.36
Excess payroll taxes related to stock-based awards	—	523	0.1%	6,983	2.3%	6,983	0.08
Amortization of intangible assets from acquisitions	—	9,552	3.2%	13,714	4.4%	13,714	0.16
Transaction expenses related to business combinations	—	—	—%	950	0.3%	950	0.01
Rabbi trust (income) / expense	—	—	—%	—	—%	(4)	—
Adjustment for income tax effect	—	—	—%	—	—%	(30,255)	(0.35)
Total non-GAAP	$308,897	$271,722	88.0%	$90,573	29.3%	$72,305	$0.83
1 Diluted weighted average shares were 87,369.

Q1 2021 Financial Results // 14

In the second quarter and fiscal year 2021 guidance, the expected impacts of non-GAAP adjustments to revenue associated with the acquisition accounting for deferred revenue are $5.3 million and $19.3 million, respectively. Over the same periods, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP normalized effective tax rate than the comparable GAAP annualized effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending June 30, 2021
	Operating Margin	Earnings Per Share - Diluted
U.S. GAAP expectation	18.4% - 24.3%	$0.82 - $1.10
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.9% - 1.0%	$0.06
Acquisition-related amortization	4.4% - 4.8%	$0.22
Stock-based compensation and related excess payroll tax	8.4% - 10.3%	$0.43 - $0.49
Adjustment for income tax effect	N/A	($0.14) - ($0.16)
Non-GAAP expectation	34.5% - 38.0%	$1.43 - $1.67

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2021
	Operating Margin	Earnings Per Share - Diluted
U.S. GAAP expectation	25.4% - 27.8%	$4.62 - $5.16
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.7% - 0.8%	$0.22
Acquisition-related amortization	4.0% - 4.2%	$0.84 - $0.86
Stock-based compensation and related excess payroll tax	8.4% - 9.5%	$1.79 - $1.95
Transaction expenses related to business combinations	0.1%	$0.02
Adjustment for income tax effect	N/A	($0.93) - ($0.98)
Non-GAAP expectation	40.0% - 41.0%	$6.69 - $7.10

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our
Q1 2021 Financial Results // 15

investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with our deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. We similarly exclude income (expense) related to assets held in a rabbi trust in connection with our deferred compensation plan. Specifically, we exclude stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting
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process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Transaction expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. We exclude these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

Q1 2021 Financial Results // 17

IR Contacts:

Kelsey DeBriyn
Vice President, Investor and Government Relations
724.820.3927
kelsey.debriyn@ansys.com

Virginea Gibson
Investor Relations Manager
724.820.4225
virginea.gibson@ansys.com
Q1 2021 Financial Results // 18